Exhibit 10.6.3

Private & Confidential

April 1, 2014

Jeffrey D. Nornhold

357 Golden Grass Drive

Alamo, CA 95407

Dear Jeffrey:

As an incentive to you to maintain your employment with Impax Laboratories, Inc. (the “Company”), and in consideration of your continued services to the Company, the Company wishes to offer to you an increase in your annual cash bonus opportunity, a one-time cash retention bonus opportunity and a one-time performance bonus opportunity, subject to the terms and conditions of this letter agreement (the “Letter Agreement”).

The Company treats information regarding compensation as highly confidential and we take great efforts on behalf of our employees to respect the privacy of their individualized compensation arrangements. We encourage you to do the same: please honor our efforts in this regard and respect your colleagues by not sharing the contents of this Letter Agreement with them.

1.

Incentive Bonus. For the period on and after April 1, 2014 (the “Commencement Date”), your Incentive Bonus (as defined in that certain Employment Agreement between you and the Company, dated as of November 28, 2011, as amended) shall be targeted at 60% of your annual base salary paid after the Commencement Date and may be paid out at up to 90% of your 2014 annual base salary paid after the Commencement Date, in each case, depending on the achievement of certain business and individual objectives and criteria.

2.	Retention Bonus.

(a)

You will be eligible to receive a retention bonus in the amount of $569,530.50 (the “Retention Bonus”), which constitutes approximately one-hundred percent (100%) of your annual base salary ($367,439.03) plus one-hundred percent (100%) of your target bonus ($202,091.48, which constitutes 55% of your annual base salary), each as of March 14, 2014, subject to the terms and conditions of this Letter Agreement.

(b)

Your eligibility for the Retention Bonus is contingent on you remaining an employee of the Company in good standing during the period (the “Service Period”) commencing on the date of this Letter Agreement and ending on the earlier of April 1, 2015 or the date your employment with the Company is terminated by the Company for other than Cause (as defined in that certain Employment Agreement between you and the Company, dated as of November 2011, as amended). If your employment with the Company terminates for any reason prior to the end of the Service Period, you will not be eligible for the Retention Bonus.

(c)	Notwithstanding anything to the contrary in this Letter Agreement, the Retention Bonus will be prorated over the Service Period for any days that you are on an approved leave of absence.

3.	Performance Bonus.

(a)

You will also be eligible to receive a one-time bonus in the amount not to exceed $200,000 (the “Performance Bonus”, and together with the Retention Bonus, the “Special Bonuses”), subject to the terms and conditions of this Letter Agreement.

(b)

Your entitlement to, and amount of, the Performance Bonus is contingent on the Compensation Committee’s’ determination , which among other matters, will consider (i) the Company’s receipt of Voluntary Action Indicated (VAI) status or better from the Food and Drug Administration allowing for the approval of generic products currently on hold due to the Food and Drug Administration warning letter relating to our Hayward site with minimal disruption of commercial production at the Company’s facilities in Hayward, California and Taiwan, as determined by the Company, (ii) Food and Drug Administration approval of the New Drug Application for RYTARY (unless non-approval is caused by reasons unrelated to manufacturing or other quality compliance, in which case this subclause (ii) shall be deemed satisfied) (the “Performance Goals”) on or prior to December 31, 2015 (such achievement, a “Qualifying Achievement”), and (iii) your continued employment with the Company as Senior Vice President, Global Quality Affairs, or higher through the date of the Qualifying Achievement. In the event that the Qualifying Achievement has not occurred on or prior to December 31, 2015 or your employment with the Company is terminated, or you are demoted to a level below Senior Vice President, for any reason prior to the Qualifying Achievement, you will not be eligible for a Performance Bonus.

4.

Payment. The Company will make reasonable efforts to pay any Special Bonus earned or awarded pursuant to this Letter Agreement, less required withholding obligations and authorized deductions, within thirty (30) days following the date such Special Bonus becomes earned.

5.

No Effect on Other Compensation or Benefits. The Special Bonuses will not be deemed part of base salary for any bonus calculations, not be subject to the Company’s deferred compensation plan and not be taken into account in determining the amount of any other Company provided benefit.

6.	Acknowledgements. You acknowledge and agree that:

(a)	your employment remains “at-will” and nothing herein shall be construed as a guarantee of continued employment for any specific period of time;

(b)

in signing this Letter Agreement, you are not relying on any promises or representations, whether written or oral, not contained in this Letter Agreement, and have decided to sign based solely on the terms of this Letter Agreement;

(c)	nothing in this Letter Agreement shall be considered a guarantee that you will receive a Special Bonus or that you will have any right to other incentives or bonus opportunities;

(d)

you have not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company with any governmental agency or court and have no intent to file any such filings or knowledge of any claims which could implicate such filings; and

(e)	you have been paid all compensation, wages, bonuses, commissions, and/or benefits to which you may be entitled as of the payroll date immediately preceding the date of this Letter Agreement.

7.	Miscellaneous.

(a)	Governing Law. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflict of law principles.

(b)

Assignment and Transfer. Your rights and obligations under this Letter Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void. This Letter Agreement shall inure to the benefit of, and be binding upon and enforceable by, any purchaser of substantially all of the Company’s assets, any corporate successor to the Company or any assignee thereof.

(c)

Entire Agreement. This Letter Agreement contains the entire agreement and understanding between you and the Company with respect to the Special Bonuses, and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between you and the Company regarding any entitlement to any retention or other special bonus.

(d)

Amendment and Waiver. This Letter Agreement may not be amended, modified, waived or discharged except by a writing signed by both you and the Company. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance.

(e)	Dispute Resolution. Any dispute arising under this Letter Agreement shall be resolved in accordance with the Arbitration of Disputes Agreement attached to this Letter Agreement.

(f)	Counterparts. This Letter Agreement may be executed in multiple counterparts, each of which shall be considered to have the force and effect of an original.

We are pleased to offer you this opportunity to participate in the continued growth and success of the Company. If you agree to the terms and conditions of the Letter Agreement, please sign below and return the original, together with an original signed copy of the Arbitration of Disputes Agreement, to Mark A. Schlossberg by April 1, 2014; otherwise, this Letter Agreement will be deemed null and void.

Sincerely,

/s/ Robert L. Burr
Robert L. Burr
Impax Laboratories, Inc.
Chairman of the Board of Directors

Acknowledged and agreed to:

(Signature)	/s/ Jeffrey D. Nornhold	April 1, 2014
	Jeffrey D. Nornhold	Date

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